UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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SpaceDev, Inc.
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13855 Stowe Drive
Poway, California 92064

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AUGUST 10, 2006

TO THE STOCKHOLDERS OF SPACEDEV, INC.:

The annual meeting of the stockholders of SpaceDev, Inc. (the "Company") will be held at 13855 Stowe Drive, Poway, California 92064, on August 10, 2006, at approximately 9:00 A.M. PDT for the following purposes:

1.	To elect a Board of Directors for the Company.
2.	To ratify the appointment of PKF, Certified Public Accountants, A Professional Corporation, as the Company's registered independent public accounting firm for the fiscal year ending December 31, 2006.

3.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF EACH OTHER ITEM LISTED ON THIS NOTICE OF ANNUAL MEETING OF STOCKHOLDERS.

Stockholders of record at the close of business on June 19, 2006, are the only persons entitled to notice of and to vote at the meeting.

Your attention is directed to the attached Proxy Statement and Proxy Card. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE FILL IN THE PROXY CARD INFORMATION COMPLETELY. THEN PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE (AND ENCLOSE YOUR E-MAIL ADDRESS) IN ORDER TO SAVE THE COMPANY FURTHER SOLICITATION EXPENSE. If you are present at the meeting, you may then revoke your proxy and vote in person, as explained in the Proxy Statement in the section entitled "ANNUAL MEETING OF STOCKHOLDERS - AUGUST 10, 2006." A return envelope is enclosed for your convenience.

/s/ Richard B. Slansky
Corporate Secretary
Dated: July 10, 2006

________________________________________

PROXY STATEMENT

________________________________________

SPACEDEV, INC.
13855 Stowe Drive
Poway, California 92064

ANNUAL MEETING OF STOCKHOLDERS - AUGUST 10, 2006

Our Board of Directors is soliciting your proxy, on the enclosed form of proxy card, in connection with the annual meeting of stockholders of SpaceDev, Inc. (the "Company") to be held on August 10, 2006 at 9:00 A.M. PDT at 13855 Stowe Drive, Poway, California 92064, and any postponements or adjournments thereof. We will pay the cost of solicitation, including the cost of preparing and mailing the Notice of Stockholders' Meeting and this Proxy Statement. Such mailing is being made on approximately July 10, 2006. Our employees may, without cost to us, solicit Proxies for our management by means of mail, telephone or personal calls.

A Proxy may be revoked before the meeting by giving written notice of revocation to our Corporate Secretary, or may be revoked at the meeting prior to voting (or by actually voting in person, which will automatically revoke the Proxy). Unless revoked, properly executed proxy cards will be voted as indicated on the proxy cards. Should any other matters come before the meeting, it is the intention of the persons named as proxy holders in the enclosed form of proxy card to act upon them according to their best judgment. In instances where choices are specified by the stockholders in a signed proxy card, those Proxies will be voted or the vote will be withheld in accordance with each stockholder's choice. An "abstention" on any proposal will be counted as present for purposes of determining whether a quorum of shares is present at the meeting with respect to the proposal on which the abstention is noted, but will have the same practical effect as a vote "against" such proposal.

Only stockholders of record at the close of business on June 19, 2006 may vote at the meeting or any postponements or adjournments thereof. As of that date there were issued and outstanding approximately 28,877,702 common shares, 248,460 shares of our Series C preferred stock and 5,075 shares of our series D-1 preferred stock. Each stockholder is entitled to one vote for each common share held. Voting for the election of directors is not cumulative, which means that the holders of a majority of the Company's outstanding shares have the power to elect the entire Board of Directors. None of the matters to be presented at the meeting will entitle any stockholder to appraisal rights. In the event that Proxies, which are sufficient in number to constitute a quorum, are not received by August 10, 2006, we may propose one or more adjournments of the meeting to permit further solicitation of Proxies. Such adjournments will require the affirmative vote of the holders of a majority of the shares present in person or by Proxy at the meeting. The persons named as proxy holders will vote in favor of such adjournment. At the annual meeting, the stockholders will be asked to elect the proposed slate put forth by the Nominating and Corporate Governance Committee of our Board of Directors and to ratify the selection of the registered independent public accounting firm for us.

 PROPOSAL 1

ELECTION OF DIRECTORS

Proxy cards, in the enclosed form, which are duly signed and returned will be voted for the election of the nine (9) persons named below as directors for SpaceDev unless such authority has been withheld in the respective Proxy. The term of office of each person elected to our Board of Directors will be until the next annual meeting of the stockholders and until his successor is duly elected. Except for Susan Benson and Stuart Schaffer, who in connection with the reduction of our Board of Directors' size from 11 to 9 have agreed not to seek re-election, each of our current directors is a nominee for director. Pertinent information regarding each nominee for the past five years is set forth following his name below.

Name and Age	Position with the Company and Principal Occupations
James W. Benson (61)
James W. Benson is our founder and has served as our Chairman of the Board since October 1997. Mr. Benson also served as our chief executive officer from October 1997 until December 2005, at which time he was succeeded by Mark N. Sirangelo in such position and became our chief technology officer. In 1984, Mr. Benson founded Compusearch Corporation (later renamed Compusearch Software Systems) in McLean, Virginia, which was engaged in the development of software algorithms and applications for personal computers and networked servers to create full text indexes of government procurement regulations and to provide instant full text searches for any word or phrase. In 1989, Mr. Benson started the award-winning ImageFast Software Systems, which later merged with Compusearch. In 1995, Mr. Benson sold Compusearch and ImageFast. Mr. Benson started SpaceDev, Inc., a Nevada corporation, which was acquired by Pegasus Development Corp, a Colorado corporation, in October of 1997. Mr. Benson acquired a controlling ownership in Pegasus and later changed its name to SpaceDev, Inc. Mr. Benson received a bachelor of science degree in geology from the University of Missouri. He founded the non-profit Space Development Institute, and introduced the Benson Prize for Amateur Discovery of Near Earth Objects. He is also vice-chairman and private sector representative on NASA's national Space Grant Review Panel, and is a member of the American Society of Civil Engineers subcommittee on Near Earth Object Impact Prevention and Mitigation. Mr. Benson and Susan Benson are married but separated.

Mark N. Sirangelo (45)
Mark N. Sirangelo was a member of QS Advisors, LLC, and also a member of The QuanStar Group LLC until he was appointed as our Vice Chairman and chief executive officer in December 2005. Mr. Sirangelo's roles were as a managing member from December 2003 and chief executive officer of the QuanStar Group, LLC from December 2003 until November 2005 and the managing member of QS Advisors, LLC from February 1998 to December 2005. QS Advisors and The QuanStar Group were strategic and business advisors to SpaceDev. Mr. Sirangelo actively participated in the development of a number of early-stage companies in aerospace, technical, scientific and other industries. His work at Quanstar also included hands-on involvement with technology commercialization and transfer for university and government laboratories. From 2001 until 2003, Mr. Sirangelo also served as a senior officer of Natexis Bleichroeder, Inc., an international investment banking firm. Prior to Natexis, he was the principal founder of Production Group International, Inc., an advanced communications company. Mr. Sirangelo served as Production Group International's chairman and chief executive officer from December 1989 until December 1997. Mr. Sirangelo has a bachelor's degree in science, a master's degree in business and juris doctorate, all from Seton Hall University. Mr. Sirangelo is currently on the board of directors of two privately held corporations: Advanced Cerametics, Inc. and Adam Aircraft Industries, Inc. He is also a director for the National Center for Missing and Exploited Children in addition to serving as a director and treasurer of the International Center for Missing and Exploited Children.

Richard B. Slansky (49)
Richard B. Slansky is currently our president, chief financial officer, director and corporate secretary. He joined us on February 10, 2003 as chief financial officer and corporate secretary. In November 2004, Mr. Slansky was appointed as president and director. Mr. Slansky served as interim chief executive officer, interim chief financial officer, and director for Quick Strike Resources, Inc., an IT training, services and consulting firm, from July 2002 to February 2003. From May 2000 to July 2002, Mr. Slansky served as chief financial officer, vice president of finance, administration and operations and corporate secretary for Path 1 Network Technologies Inc., a public company focused on merging broadcast and cable quality video transport with IP networks. From January 1999 to May 2000, Mr. Slansky served as president, chief financial officer and member of the Board of Directors of Nautronix, Inc., a marine electronics/ engineering services company. From August 1995 to January 1999, Mr. Slansky served as chief financial officer of Alexis Corporation, an international pharmaceutical research products technology company. He also served as president and chief financial officer of C-N Biosciences, formerly Calbiochem, from July 1989 to July 1995. Mr. Slansky is currently serving on the Board of Directors of two privately held high technology companies, including Sicommnet, Inc., one private real estate company and the Girl Scouts of San Diego and Imperial Counties. Mr. Slansky earned a bachelor's degree in economics and science from the University of Pennsylvania's Wharton School of Business and a master's degree in business administration in finance and accounting from the University of Arizona.

Scott McClendon (67)
Scott McClendon was appointed to our Board of Directors as an independent director in July 2002. He is currently a member of our Audit Committee and Chairman of our Compensation Committee. Mr. McClendon currently sits on the Board of Directors for Overland Storage, Inc., a public company, where he is the chairman of the Board. He became the chairman of the Board after serving as president and chief executive officer from October 1991 to March 2001. Prior to joining Overland Storage, Inc., Mr. McClendon was employed by Hewlett-Packard Company for over 32 years in various positions of engineering, manufacturing, sales and marketing. In addition to SpaceDev and Overland Storage, Mr. McClendon currently serves on the Board of Directors of Procera Networks, Inc., a public company, and Sicommnet, Inc., a privately-held high technology company. Mr. McClendon received a bachelor of science degree in electrical engineering in 1960, and a master of science degree in electrical engineering in 1962 from Stanford University School of Engineering.

Curt Dean Blake (48)
Curt Dean Blake was appointed to our Board of Directors as an independent director in September 2000. He serves as chairman of our Audit Committee and is a member of our Compensation Committee. Mr. Blake is the chief executive officer of GotVoice, Inc., a startup company in the voicemail consolidation and messaging business. From 1999 to 2002, Mr. Blake provided consulting services to various technology companies, including Apex Digital, Inc. and SceneIt.com. Mr. Blake acted as the chief operating officer of the Starwave Corporation from 1993 until 1999, where he managed business development, finance, legal and business affairs. From 1992 to 1993, Mr. Blake worked at Corbis, where he led the acquisitions and licensing effort to create a taxonomic database of digital images. Mr. Blake acted as general counsel to Aldus Corporation, a public company, from 1989 to 1992, where he was responsible for all legal matters. Prior to that, Mr. Blake was an attorney at Shidler, McBroom, Gates & Lucas in Washington State, during which time he was assigned as onsite counsel to the Microsoft Corporation, where he was primarily responsible for the domestic OEM/Product Support and Systems Software divisions. Mr. Blake has a master of business administration degree and juris doctorate from the University of Washington.

Howell M. Estes, III (64)
General Howell M. Estes, III (USAF Retired) was appointed to our Board of Directors as an independent director in April 2001, is chairman of our Nominating and Corporate Governance Committee and is a member of our Compensation Committee. General Estes retired from the United States Air Force in 1998 after serving for 33 years. At that time he was the Commander-in-Chief of the North American Aerospace Defense Command and the United States Space Command, and the Commander of the Air Force Space Command headquartered at Peterson Air Force Base, Colorado. In addition to a bachelor of science degree from the Air Force Academy, he holds a master of arts degree in Public Administration from Auburn University and is a graduate of the Program for Senior Managers in Government at Harvard's J.F.K. School of Government. Gen. Estes is the president of Howell Estes & Associates, Inc., a consulting firm to chief executive officers, presidents and general managers of aerospace and telecommunications companies worldwide. He serves as vice chairman of the Board of Trustees at The Aerospace Corporation. He served as a consultant to the Defense Science Board Task Force on Space Superiority and more recently as a commissioner on the U.S. Congressional Commission to Assess United States National Security Space Management and Organization, also known as the Rumsfeld Commission.

Robert S. Walker (63)
Robert S. Walker was appointed to our Board of Directors as an independent director April 2001. He is currently a member of our Nominating/Corporate Governance Committee. Mr. Walker has acted as chairman of Wexler & Walker Public Policy Associates in Washington, D.C. since January 1997. Mr. Walker was a member of the U.S. House of Representatives from 1977-1997, during which time he served as chairman of the House Science Committee, vice chairman of the Budget Committee, and participated in House Republican leadership activities. Mr. Walker was the first sitting member of the U.S. House of Representatives to be awarded NASA's highest honor, the Distinguished Service Medal. Mr. Walker was on the board of directors of The Aerospace Corporation, from March 1997 to November 2005. Mr. Walker is currently on the board of directors of the Zero Gravity Company, and chairman of the board of the Space Foundation. Mr. Walker received a bachelor's degree in education from Millersville University and a master's degree in political science from the University of Delaware.

Wesley T. Huntress (64)
Wesley T. Huntress was elected to our Board of Directors as an independent director in June 1999, and is a member of our Audit Committee and Nominating and Corporate Governance Committee. Dr. Huntress is currently director of the Geophysical Laboratory at the Carnegie Institution of Washington in Washington, DC, where he leads an interdisciplinary group of scientists in the fields of high-pressure science, astrobiology, petrology and biogeochemistry. From October 1993 to September 1998, Dr. Huntress served as the associate administrator for Space Science at NASA where he was responsible for NASA's programs in astrophysics, planetary exploration, and space physics. Dr. Huntress also served as a director of NASA's Solar System Exploration Division from 1990 to 1993, and as special assistant to NASA's director of the Earth Science and Applications from 1988 to 1990. Dr. Huntress came to NASA Headquarters from Caltech's Jet Propulsion Laboratory, or JPL. Dr. Huntress joined JPL as a National Research Council resident associate after receiving his bachelor of science degree in chemistry from Brown University in 1964 and his doctorate in chemical physics from Stanford in 1968. He became a permanent research scientist at JPL in 1969. At JPL Dr. Huntress served as co-investigator for the ion mass spectrometer experiment in the Giotto Halley's Comet mission, and as an interdisciplinary scientist for the Upper Atmosphere Research Satellite and Cassini missions. He also assumed a number of line and research program management assignments while at JPL, and spent a year as a visiting professor in the Department of Planetary Science and Geophysics at Caltech.

Scott Tibbitts (48)
Scott Tibbitts was appointed managing director and a director of SpaceDev at the closing of the Starsys merger on January 31, 2006.  Mr. Tibbitts co-founded Starsys Research Corporation in 1988 and served as president, chief executive officer and a member of the Board of Directors from 1988 until May 2005; and since May 2005 served as chief executive officer and a member of the Board of Directors.  From 1986 to 1988, Mr. Tibbitts served as the engineering manager for Maus Technologies, Inc., a developer of high technology domestic water heaters and thermal actuator technologies.  Mr. Tibbitts has a bachelor's degree in chemical engineering from the University of Wisconsin.

Stock Ownership

The following table provides information as of June 30, 2006 concerning the beneficial ownership of our common stock by (i) each director, (ii) each named executive officer, (iii) each shareholder known by us to be the beneficial owner of more than 5% of our outstanding common stock, and (iv) the directors and officers as a group. Except as otherwise indicated, the persons named in the table have sole voting and investing power with respect to all shares of common stock owned by them. The table includes current Board members, Stuart Schaffer and Susan Benson, who are not seeking re-election.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)
James W. Benson	7,799,707	(2)	25.58%
Susan C. Benson	7,762,907	(3)	25.46%
Mark N. Sirangelo	1,900,000	(4)	6.17%
Richard B. Slansky	2,237,886	(5)	7.22%
Scott F. Tibbitts	845,501		2.93%
Robert M. Vacek	144,812	(6)	0.50%
Frank Macklin	323,073	(7)	1.12%
Randy Simpson	305,352	(8)	1.05%
Wesley T. Huntress Jr.	293,515	(9)	1.01%
Curt Dean Blake	317,224	(10)	1.09%
General Howell M. Estes, III	219,667	(11)	0.76%
Robert S. Walker	176,667	(12)	0.61%
Stuart Schaffer	290,206	(13)	1.00%
Scott McClendon	272,460	(14)	0.93%
David Streich	295,000	(15)	1.01%
Officers and Directors as a group (15 Persons)	18,384,270	(16)	50.18%
The business address for each of these persons is 13855 Stowe Drive, Poway, CA 92064.

(1) Where persons listed on this table have the right to obtain additional shares of Common Stock through the exercise of outstanding options or warrants or the conversion of convertible securities within 60 days from June 30, 2006, these additional shares are deemed to be outstanding for the purpose of computing the percentage of common stock owned by such persons, but are not deemed outstanding for the purpose of computing the percentage owned by any other person. Percentages are based on total outstanding shares of 28,877,702 on June 30, 2006.

(2) Represents 3,000,000 shares held directly by Mr. James W. Benson as a result of a stipulated order entered May 24, 2005 identifying the shares as a separate property asset of Mr. Benson, plus beneficial ownership in 2,692,294 shares held jointly with Susan C. Benson, as to which he shares voting and investing power with Ms. Benson, indirect beneficial ownership interest in 497,413 shares held in Space Development Institute (where Mr. Benson is a member of the Board of Directors along with Susan C. Benson), as to which he shares voting and investing power with Ms. Benson, and beneficial ownership in vested options to purchase up to an aggregate of 1,610,000 shares (which may constitute community property with Susan C. Benson). Excludes approximately 1.2 million shares held by children of Mr. Benson, for which Mr. Benson disclaims beneficial ownership.

(3) Represents 2,963,200 shares held directly by Ms. Susan Benson as a result of a stipulated order entered May 24, 2005 identifying the shares as a separate property asset of Ms. Benson, plus beneficial ownership in 2,692,294 shares held jointly with James W. Benson, as to which she shares voting and investing power with Mr. Benson, indirect beneficial ownership interest in 497,413 shares held in Space Development Institute (where Ms. Benson is a member of the Board of Directors along with James W. Benson), as to which she shares voting and investing power with Mr. Benson, and beneficial ownership in vested options issued in the name of James W. Benson on 1,610,000 shares (which may constitute community property with James W. Benson), but as to which she no longer has shared voting and investment power. Excludes approximately 1.2 million shares held by children of Ms. Benson, for which Ms. Benson disclaims beneficial ownership.

(4) Mr. Sirangelo holds vested options to purchase up to an aggregate of 1,900,000 common shares.

(5) Includes vested options to purchase up to an aggregate of 2,125,000 common shares.

(6) Includes vested options to purchase up to an aggregate of 125,000 common shares.

(7) Includes vested options to purchase up to an aggregate of 93,000 common shares.

(8) Includes vested options to purchase up to an aggregate of 292,400 common shares.

(9) Includes vested options to purchase up to an aggregate of 254,647 common shares.

(10) Includes vested options to purchase up to an aggregate of 256,000 common shares.

(11) Includes vested options to purchase up to an aggregate of 208,000 common shares.

(12) Includes vested options to purchase up to an aggregate of 165,000 common shares.

(13) Includes vested options to purchase up to an aggregate of 162,000 common shares.

(14) Includes vested options to purchase up to an aggregate of 272,460 common shares.

(15) Includes vested options to purchase up to an aggregate of 295,000 common shares.

(16) Officers and directors as a group include our eleven Board members, four of whom are also executive officers, and Messrs. Simpson, Macklin, Streich and Vacek, who are also executive officers of the Company.

Board of Directors and Its Committees

Meetings of the Board and its Committees. Our Board of Directors took action sixteen (16) times during the last fiscal year, with fifteen (15) being at regular or special meetings attended by the members of the Board either personally or telephonically.  There was one (1) unanimous written consent in 2005. Our Audit Committee took separate action four (4) times during the last fiscal year, each time at a regular or special meeting attended by a quorum of the members of the committee either personally or telephonically. Our Nominating and Corporate Governance Committee did not meet during the fiscal year ended December 31, 2005. Our Compensation Committee met to oversee our senior management change and related compensation actions in December 2005. Each of our directors attended at least 75% of the 2005 meetings of the Board and Board committees of which he or she was a member.

    Audit Committee. We have a standing audit committee comprised of Messrs. Blake (Chairman) and McClendon and Dr. Huntress, all of whom are independent within the meaning of the listing standards of The Nasdaq Stock Market and Securities Exchange Act Rule 10A-3. Mr. Blake is an audit committee financial expert, as defined by SEC regulations. On April 19, 2002, the Board of Directors adopted and approved a charter for the Audit Committee, which is attached as Appendix B to the Company's Definitive Proxy Statement filed July 7, 2004. The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to the stockholders and others, the preparation of the Company's internal financial statements, and the Company's audit and financial reporting process, including internal control over financial reporting. In addition, our Audit Committee is responsible for maintaining free and open lines of communication among the committee, the independent auditors and management. Our Audit Committee consults with the Company's management and independent auditors prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into various aspects of the Company's financial affairs. The committee is also responsible for considering, appointing, and establishing fee arrangements with our independent auditors. It is not responsible for preparing the Company's financial statements or for planning or conducting the audits.

Compensation Committee. Our Compensation Committee is comprised of Messrs. McClendon (Chair) and Blake and General Estes. Each member of the Compensation Committee is independent within the meaning of the listing standards for The Nasdaq Stock Market and SEC rules. The Committee is required to maintain a minimum of three (3) members. The Compensation Committee is responsible for: (a) determining or recommending to our Board of Directors for determination the compensation and benefits of all of our executive officers; (b) reviewing our compensation and benefit plans to ensure that they meet corporate objectives; (c) administering our equity compensation plans; and (d) such other matters as are specifically delegated to the Compensation Committee by our Board of Directors from time to time or which are otherwise included in the Committee's charter, which is available via our website at www.spacedev.com.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee is comprised of General Estes (Chair), Dr. Huntress and Mr. Walker. Each member of the Nominating and Corporate Governance Committee is independent within the meaning of the listing standards for The Nasdaq Stock Market and SEC rules. The Committee is required to maintain a minimum of three (3) members.

The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board of Directors for nomination or election. Each of the director nominees included in this Proxy Statement was recommended by the Nominating and Corporate Governance Committee. In addition, it is the responsibility of the Committee to make recommendations to the Board of Directors regarding the size and composition of the Board of Directors, committee structures and makeup, monitor our performance in meeting our obligations of fairness in internal and external matters and our principles of corporate governance, and such other matters that are specifically delegated to the Committee by our Board of Directors from time to time or which are otherwise included in the Committee's charter, which is available via our website at www.spacedev.com.

The Board of Directors has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. The Nominating and Corporate Governance Committee will select candidates for director based on their character, judgment, diversity of experience, business acumen, and ability to act on behalf of all stockholders based on standards outlined in its written charter. Each of the director nominees included in this Proxy Statement was selected by the Nominating and Corporate Governance Committee based on his experience in management or accounting and finance, or industry and technology knowledge, personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his duties as a director.

Any shareholder who desires to recommend a nominee for director must submit a letter, addressed to the Secretary, SpaceDev, Inc., 13855 Stowe Drive, Poway, California 92064, which is clearly identified as a "Director Nominee Recommendation." All recommendation letters must identify the author as a shareholder and provide a brief summary of the candidate's qualifications, as well as contact information for both the candidate and the shareholder, to enable the Committee to contact the nominee for additional information to evaluate the person's qualifications against established criteria. Any shareholder nominee will be required to meet the criteria established by the Committee and will be interviewed by at least one member of the Committee. If the nominee is found to be eligible during the initial interview, the nominee will then be invited to meet with the full Committee or the Board of Directors for further evaluation. The Committee will consider all proposed nominees whose names are submitted in accordance with the above-stated requirements. We have never received a shareholder nominee for director, but if we do we would evaluate him or her based on the same standards used for other candidates.

Shareholder Communication With The Board of Directors. Shareholders may communicate with the Board of Directors, including the non-management directors, by sending a letter to our Board of Directors, c/o Secretary, SpaceDev, Inc., 13855 Stowe Drive, Poway, California 92064 for submission to the Board or Committee or to any specific director to whom the correspondence is directed. Stockholders communicating through this means should include with the correspondence evidence, such as documentation from a brokerage firm, that the sender is a current record or beneficial stockholder of the Company. Our Secretary will direct the correspondence to the Chair of the Board, the appropriate committee or the specific director, as applicable.

Company Code of Conduct And Ethics. The Board has adopted a Code of Conduct and Ethics that applies to the Company's directors, officers and employees; a copy of this policy is available via our website at www.spacedev.com. We have also filed a copy of the Code of Conduct and Ethics with the SEC as an exhibit to our Annual Report on Form 10-KSB for fiscal year 2002, filed on March 28, 2003.

Director Compensation

    Our current policy for compensating our non-employee directors is that non-employee directors receive options for attending meetings of the Board as follows: each director receives an option to purchase 6,000 shares for each telephonic meeting attended and an option to purchase 12,000 shares for each meeting attended in person, with a cap of options on 36,000 shares per year. Our non-employee directors also receive compensation for attending committee meetings as follows: each director receives an option to purchase 5,000 shares for each Audit Committee meeting attended, each director receives an option to purchase 2,500 shares for each Compensation Committee meeting attended and each director receives an option to purchase 2,500 shares for each Nominating and Governance Committee meeting attended, which options are not subject to an annual cap. In addition to the above, non-employee directors receive options for 5,000 shares on the date of election or appointment. Our policy is that generally all such options are issued pursuant to the 1999 Stock Option Plan or 2004 Stock Option Plan at fair market value as of the date of the meeting attended, vest 50% on the first anniversary date of the date of grant and 50% on the second anniversary date of grant, and expire on the three-year anniversary of the grant date.

The following table sets forth the remuneration paid to our directors during the fiscal year ended December 31, 2005, including options issued to directors (including Mr. Schaffer, whom we now know will not be serving as a director for the entire 2006 year) for projected service in 2006. We issued 2006 compensation in advance to our December 2005 directors in order to reduce earnings charges for future director consideration as a result of FAS No. 123R. The Board will address non-employee director compensation for 2007 and beyond in 2006. We do not pay directors who are also officers of the Company additional compensation for their service as directors. We also did not compensate Susan Benson for her 2005 or 2006 service as a director.

	Cash Compensation			Security Grants
Name	Annual Retainer Fees	Meeting Fees	Consulting Fees/ Other Fees	Number of Shares	Number of Securities Underlying Options/SARs
Mark N. Sirangelo	-	-	-	-	-
James W. Benson	-	-	-	-	-
Richard B. Slansky	-	-	-	-	-
Susan Benson	-	-	-	-	-
Curt Dean Blake	-	-	-	-	117,000
General Howell M. Estes, III	-	-	-	-	103,000
Wesley T. Huntress	-	-	-	-	108,000
Scott McClendon	-	-	-	-	152,000
Stuart Schaffer	-	-	-	-	72,000
Robert S. Walker	-	-	-	-	77,000

On December 20, 2005, the vesting on all outstanding options, including those held by independent directors, was accelerated such that all outstanding options became fully-vested.

Executive Officers
Certain information about the current executive officers of the Company is set forth below.

Mark N. Sirangelo, age 45, is our Vice Chairman and chief executive officer since December 2005. Prior to joining SpaceDev, Mr. Sirangelo was a member of QS Advisors, LLC, and also a member of The QuanStar Group LLC. Mr. Sirangelo's roles were as a managing member from December 2003 and chief executive officer of the QuanStar Group, LLC from December 2003 until November 2005 and the managing member of QS Advisors, LLC from February 1998 to December 2005. QS Advisors and The QuanStar Group were strategic and business advisors to SpaceDev. Mr. Sirangelo actively participated in the development in a number of early-stage companies in aerospace, technical, scientific and other industries. His work at QuanStar also included hands-on involvement with technology commercialization transfer for university and government laboratories. From 2001 until 2003, Mr. Sirangelo also served as a senior officer of Natexis Bleichroeder, Inc., an international investment banking firm. Prior to Natexis, he was the principal founder of Production Group International, Inc., an advanced communications company. Mr. Sirangelo served as Production Group International's chairman and chief executive officer from December 1989 until December 1997. Mr. Sirangelo has a bachelor's degree in science, a master's degree in business and juris doctorate, all from Seton Hall University. Mr. Sirangelo is currently on the board of directors of two privately held corporations: Advanced Cerametics, Inc. and Adam Aircraft Industries, Inc. He is also a director for the National Center for Missing and Exploited Children in addition to serving as a director and treasurer of the International Center for Missing and Exploited Children.

James W. Benson, age 61, is our founder and has served as our Chairman of the Board since October 1997. Mr. Benson also served as our chief executive officer from October 1997 until December 2005, at which time he was succeeded by Mark N. Sirangelo in such position and became our chief technology officer. In 1984, Mr. Benson founded Compusearch Corporation (later rename Compusearch Software Systems) in McLean, Virginia, which was engaged in the development of software algorithms and applications for personal computers and networked servers to create full text indexes of government procurement regulations and to provide instant full text searches for any word or phrase. In 1989, Mr. Benson started the award-winning ImageFast Software Systems, which later merged with Compusearch. In 1995, Mr. Benson sold Compusearch and ImageFast. Mr. Benson started SpaceDev, Inc., a Nevada corporation, which was acquired by Pegasus Development Corp, a Colorado corporation, in October of 1997. Mr. Benson acquired a controlling ownership in Pegasus and later changed its name to SpaceDev, Inc. Mr. Benson holds a Bachelor of Science degree in Geology from the University of Missouri. He founded the non-profit Space Development Institute, and introduced the Benson Prize for Amateur Discovery of Near Earth Objects. He is also vice-chairman and private sector representative on NASA's national Space Grant Review Panel, and is a member of the American Society of Civil Engineers subcommittee on Near Earth Object Impact Prevention and Mitigation. Mr. Benson and Susan Benson are married but separated.

    Richard B. Slansky, age 49, is currently our President, Chief Financial Officer, Director and Corporate Secretary. He joined us on February 10, 2003 as Chief Financial Officer and Corporate Secretary. In November 2004, he was appointed as President and Director. Mr. Slansky served as interim Chief Executive Officer, interim Chief Financial Officer, and Director for Quick Strike Resources, Inc., an IT training, services and consulting firm, from July 2002 to February 2003. Previously, Mr. Slansky served as Chief Financial Officer, Vice President of Finance, Administration and Operations and Corporate Secretary for Path 1 Network Technologies Inc., a public company focused on merging broadcast and cable quality video transport with IP networks from May 2000 to July 2002. Before his tenure at Path 1, Mr. Slansky served as President, Chief Financial Officer and member of the Board of Directors of Nautronix, Inc., a marine electronics/engineering services company, from January 1999 to May 2000. Mr. Slansky served as Chief Financial Officer of Alexis Corporation, an international pharmaceutical research products technology company, from August 1995 to January 1999. He also served as President and Chief Financial Officer of C-N Biosciences, formerly Calbiochem, from July 1989 to July 1995. Mr. Slansky is currently serving on the Board of Directors of two privately held high technology companies, including Sicommnet, Inc., one closely held, private real estate company and the Girl Scouts of San Diego and Imperial Counties. Mr. Slansky earned a bachelor's degree in economics and science from the University of Pennsylvania's Wharton School of Business and a master's degree in business administration in finance and accounting from the University of Arizona.

Frank Macklin, age 49, was appointed as our Vice President of Engineering in 2004. Mr. Macklin has been our chief engineer of hybrid propulsion systems and the technical leader for our National Reconnaissance Office funded SPOTV Hybrid System Definition study, and is acting chief engineer for our Maneuvering and orbital Transfer Vehicle Hybrid Technology Development and X-Motor Development. Mr. Macklin was a founder of Integrated Space Systems, Inc., which was acquired by SpaceDev in 1998. Prior to his work at Integrated Space Systems, Mr. Macklin worked at the General Dynamics Space Systems Division in San Diego from January 1987 to December 1994. During his tenure at General Dynamics, Mr. Macklin integrated a new guidance system onto the new generation of Atlas launch vehicles and became intimately familiar with all aspects of vehicle flight software and hardware. He also designed and implemented diverse ground guidance performance and analysis software systems, became a complete end-to-end systems expert, and served as the guidance system expert on the elite "tiger team" sent to support all launches. Prior to General Dynamics, Mr. Macklin served as a member of the Peacekeeper developmental launch team at Vandenberg Air Force Base from March 1984 to December 1986, where he was responsible for the $30M guidance and control system, led a group of 30 industry engineers and gave the final guidance system go/no-go for launch. Mr. Macklin is a California Board Certified professional electrical engineer with more than 20 years of experience with launch vehicles, ground launch control systems, launch sites and launch teams. Mr. Macklin received his BSEE from San Diego State University.

    Randall K. Simpson, age 59, is our Vice President of New Business Development and Project Management and joined us in January 2004. Mr. Simpson has over 30 years of diversified experience in business development, product definition, engineering development and support for aerospace, commercial and international customers. From October 2000 to January 2004, Mr. Simpson served as Assistant Vice President of Program Management for Alvarion, Inc., a high technology commercial communications firm. From March 1997 to September 2000, Mr. Simpson was Vice President of Engineering for Cubic Defense Systems, an engineering and production company providing military training ranges, laser instrumentation products, space avionics and battlefield communications equipment. From November 1992 to February 1997, Mr. Simpson was Program Director for Advanced Test Systems and Engineering Director for GDE Systems, which develops, integrates and produces test equipment for advanced electronic aircraft, munitions, space launch, satellite and telecommunications systems. Mr. Simpson began his career at General Dynamics/Convair where he held various positions. Mr. Simpson received both his BSEE and MSEE from San Diego State University.

Scott Tibbitts, age 48, was appointed as our Managing Director and a member of our Board of Directors at the closing of the Starsys merger on January 31, 2006. Mr. Tibbitts co-founded Starsys Research Corporation in 1988 and served as president, chief executive officer and a member of the Board of Directors from 1988 until May 2005; and since May 2005 served as chief executive officer and a member of the Board of Directors. From 1986 to 1988, Mr. Tibbitts served as the Engineering Manager for Maus Technologies, Inc., a developer of high technology domestic water heaters and thermal actuator technologies. Mr. Tibbitts has a B.S. in Chemical Engineering from the University of Wisconsin.

Robert Vacek, age 44, was appointed president of Starsys, Inc., our subsidiary, at the closing of the Starsys merger on January 31, 2006. Mr. Vacek previously served as president and general manager of Starsys since June 2005. From November 2004 to June 2005, Mr. Vacek served as Vice President of Programs of Starsys. From 1996 until joining Starsys, Mr. Vacek held a variety of management positions at Ball Aerospace and Technologies Corp., a provider of advanced imaging, communications and information solutions to the aerospace market, including director of Defense Systems. Mr. Vacek holds a B.S. in electrical engineering from the University of Minnesota and an MBA from the University of New Mexico.

Executive Officer Compensation

Total compensation paid to our "named executive officers" for the past three fiscal years is set forth below: The named executive officers consist of each person who was our CEO at any time in 2005 and our four most highly compensated officers other than the CEO(s) who were serving as executive officers on December 31, 2005.

Summary Compensation Table

	Annual Compensation				Long Term Compensation
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options (#)	All Other Compensation ($)

Mark N. Sirangelo (1)	2005	1,038	-	-	1,900,000	-
Chief Executive Officer	2004	-	-	-	-	-
	2003	-	-	-	-	-

James W. Benson (2)	2005	180,000	2,587	-	1,100,000	1,400
Chief Executive Officer	2004	177,923	40,000	3,894	-	285
	2003	150,000	-	-	-	-

Richard B. Slansky	2005	150,000	2,448	-	1,400,000	111,254	(3)
President and	2004	150,000	-	-	395,000	27,672
Chief Financial Officer	2003	94,625	-	-	355,000	2,482

Randall K. Simpson	2005	131,923	1,797	-	42,400	1,255
Vice President,	2004	114,231	-	-	250,000	600
New Business Development	2003	-	-	-	-	-

Frank Macklin	2005	124,231	1,667	-	40,000	1,400
Vice President,	2004	109,110	4,067	-	50,000	100
Engineering	2003	-	-	-	-	-

David J. Streich (4)	2005	106,154	1,088	-	55,000	-
Vice President,	2004	-	-	-	240,000	-
Human Resources	2003	-	-	-	-	-

(1) Mr. Sirangelo became Chief Executive Officer in December 2005.
(2) Mr. Benson served as Chief Executive Officer until December 2005, when he became Chief Technology Officer.
(3) Mr. Slansky earned a commission on certain capital raised for us, pursuant to his previous executive employment agreement, as approved by the Board, in 2005.
(4) The Board of Directors has determined that Mr. Streich is not a Section 16 officer; however, we are providing compensation information regarding Mr. Streich in the interest of full disclosure.

During the last fiscal year ended December 31, 2005, we granted fully-vested stock options to the named executive officers as set forth in the following table:

Option Grants in Last Fiscal Year
Individual Grants
Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date
Mark N. Sirangelo	1,900,000	30%	1.40	12/20/2010
James W. Benson	1,100,000	17%	1.40	12/20/2010
Richard B. Slansky	1,400,000	22%	1.40	12/20/2010
Randall K. Simpson	42,400	1%	1.40	12/20/2010
Frank Macklin	40,000	1%	1.40	12/20/2010
David J. Streich (1)	55,000	1%	1.40	12/20/2010
(1) The Board of Directors has determined that Mr. Streich is not a Section 16 officer; however we are providing compensation information regarding Mr. Streich in the interest of full disclosure.

As of December 31, 2005, to the named executive officers had vested and unvested securities underlying stock options as set forth in the following table:

Aggregate Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

			Number of Securities Underlying Unexercised Options/SARs at FY-End(#)			Value of Unexercised In-the-Money Options/SARs at FY-End ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	/	Unexercisable	Exercisable	/	Unexercisable(2)
Mark N. Sirangelo	-	-	1,900,000	/	-	$2,660,000	/	-
James W. Benson	-	-	1,610,000	/	-	1,839,469	/	-
Richard B. Slansky	25,000	12,750	2,125,000	/	-	2,491,700	/	-
Randall Simpson	-	-	292,400	/	-	357,436	/	-
Frank Macklin	-	-	93,000	/	-	104,583	/	-
David J. Streich (1)	-	-	295,000	/	-	77,000	/	-

(1) The Board of Directors has determined that Mr. Streich is not a Section 16 officer; however we are providing compensation information regarding Mr. Streich in the interest of full disclosure.
(2) The value of unexercised “in-the-money” options is determined by identifying all options whose strike price is below market value, which was $1.40 per share on December 31, 2005, and multiplying the in-the-money spread of those options by the number of shares in each grant and summing the value of each option. All other grants whose strike price was at or above $1.40 would be considered “out-of-the-money” and would not be part of this calculation.

Long-Term Incentive Awards

We did not have any long-term incentive plan awards during fiscal year 2005.

Perquisites

We provided our Chief Executive Officer, Mr. Benson, with a few perquisites in 2005, including a cell phone with basic coverage and charges, an annual membership to alpha trader.com, annual air travel club memberships and a monthly hosting on web site works. Although the value of these perks is not substantial, these perks are a component of chief executive officer compensation.

Employment Agreements

On January 31, 2006, we entered into a three year executive employment agreement with Scott Tibbitts, pursuant to which Mr. Tibbitts is employed as managing director of SpaceDev. Under the agreement, Mr. Tibbitts earns an annual base salary of $150,000 and will be eligible for quarterly performance bonuses, as determined by our board of directors or compensation committee, up to an annual aggregate amount of 50% of his base salary. Bonus milestones will be mutually agreed upon in good faith by Mr. Tibbitts and by our Board of Directors or Compensation Committee. We will pay severance to Mr. Tibbitts if his employment is terminated by us without cause or by Mr. Tibbitts for good reason. The severance payment is equal to: (1) if Mr. Tibbitts' employment is terminated by us without cause, his then-current base salary per month multiplied by the number of months remaining in the term of the agreement (prorated with respect to any partial month); or, (2) if Mr. Tibbitts' employment is terminated by Mr. Tibbitts for good reason, his then-current base salary per month multiplied by the lesser of twelve months and the number of months remaining in the term of the agreement. Under the agreement, we will indemnify Mr. Tibbitts to the extent provided in our articles of incorporation, as may be amended from time to time, and pursuant to our standard indemnification agreement with its officers and directors, provided that we will have no obligation to indemnify or defend Mr. Tibbitts for any action, suit or other proceeding to the extent based on acts, omissions, events or circumstances occurring prior to the Starsys merger.

On January 31, 2006, we entered into an executive employment agreement with Robert Vacek pursuant to which Mr. Vacek was employed as the president of Starsys, Inc., a subsidiary of SpaceDev, Inc. The agreement has an initial term of two years, and will be automatically renewed for a third year unless either we or Mr. Vacek provides written notice of an intent not to renew. Under the agreement, Mr. Vacek is entitled to receive; (1) a base salary of $17,000 per month, subject to adjustment up to $19,000 per month upon the happening of certain events or by the sixteenth month of service; (2) performance-based cash bonuses based on the achievement of specific goals set forth in the agreement; and, (3) an option to purchase up to 825,000 shares of our common stock under the terms and conditions of our 2004 Equity Incentive Plan, as amended. The option has an exercise price equal to $1.46 per share, which was the closing sale price reported on the OTCBB on the date of grant, and will expire upon the termination of Mr. Vacek's continuous employment. We will pay severance to Mr. Vacek if his employment is terminated by SpaceDev without cause or by Mr. Vacek for good reason. The severance payment is equal to: (1) if Mr. Vacek's employment is terminated by us without cause, his then-current base salary per month multiplied by the greater of (A) 12 months or (B) the number of months remaining in the term of the agreement (prorated with respect to any partial month); or, (2) if Mr. Vacek's employment is terminated by Mr. Vacek for good reason, his then-current base salary per month multiplied by the lesser of (A) 12 months or (B) the number of months remaining in the term of the agreement provided that such number of months will not be deemed to be less than six months. Under the agreement, we will indemnify Mr. Vacek to the extent provided in our articles of incorporation, as may be amended from time to time, to the maximum extent permitted by law and pursuant to our standard indemnification agreement, if any, with its officers and directors.

On December 20, 2005, we entered into an executive employment agreement with Mark N. Sirangelo pursuant to which Mr. Sirangelo was employed as our chief executive officer and vice chairman. The agreement has an initial term of two years, and will be automatically renewed for a third year unless either we or Mr. Sirangelo provides written notice of an intent not to renew. Under the agreement, Mr. Sirangelo is entitled to receive; (1) a base salary of $22,500 per month, subject to adjustment up to $27,500 per month upon the happening of certain events or by the sixteenth month of service; (2) performance-based cash bonuses based on the achievement of specific goals set forth in the agreement (including a bonus of $25,000 upon the completion of the merger with Starsys); and, (3) a fully-vested option to purchase up to 1,900,000 shares of our common stock under the terms and conditions of a non-plan stock option agreement between us and Mr. Sirangelo. The option has an exercise price equal to $1.40 per share, which was the closing sale price reported on the OTCBB on the date of grant, and will expire five years after the date of grant. Some of the shares subject to the option are subject to sale restrictions that expire upon the achievement of certain specific milestones or four years from the date of grant, whichever comes first. Subject to certain limitations, the option may be exercised by means of a net exercise provision by surrendering shares with a fair market value equal to the exercise price upon exercise. We will pay severance to Mr. Sirangelo if his employment is terminated by us without cause or by Mr. Sirangelo for good reason. The severance payment is equal to: (1) if Mr. Sirangelo's employment is terminated by us without cause, his then-current base salary per month multiplied by the greater of (A) 12 months or (B) the number of months remaining in the term of the agreement (prorated with respect to any partial month); or (2) if Mr. Sirangelo's employment is terminated by Mr. Sirangelo for good reason, his then-current base salary per month multiplied by the lesser of (A) 12 months or (B) the number of months remaining in the term of the agreement provided that such number of months will not be deemed to be less than six months.

On December 20, 2005, we entered into an amended and restated executive employment agreement with Richard B. Slansky pursuant to which Mr. Slansky is employed as our president and chief financial officer. The agreement supersedes in full the employment agreement dated February 10, 2003 between us and Mr. Slansky. The agreement has an initial term of two years, and will be automatically renewed for a third year unless either we Mr. Slansky provides written notice of an intent not to renew. Under the agreement, Mr. Slansky is entitled to receive: (1) a base salary of $14,500 per month, subject to adjustment up to $20,000 per month upon the happening of certain events or by the sixteenth month of service; (2) performance-based cash bonuses based on the achievement of specific goals set forth in the agreement (including a bonus of $25,000 upon the completion of the merger with Starsys); and, (3) a fully-vested option to purchase up to 1,400,000 shares of our common stock under the terms and conditions of a non-plan stock option agreement between us and Mr. Slansky. The option has an exercise price equal to $1.40 per share, which was the closing sale price reported on the OTCBB on the date of grant, and will expire five years after the date of grant. Some of the shares subject to the options are subject to sale restrictions that expire upon the achievement of certain specific milestones or four years from the date of grant, whichever comes first. Subject to certain limitations, the option may be exercised by means of a net exercise provision by surrendering shares with a fair market value equal to the exercise price upon exercise. We will pay severance to Mr. Slansky if his employment is terminated by us without cause or by Mr. Slansky for good reason. The severance payment is equal to: (1) if Mr. Slansky's employment is terminated by us without cause, his then-current base salary per month multiplied by the greater of (A) 12 months or (B) the number of months remaining in the term of the agreement (prorated with respect to any partial month); or (2) if Mr. Slansky's employment is terminated by Mr. Slansky for good reason, his then-current base salary per month multiplied by the lesser of (A) 12 months or (B) the number of months remaining in the term of the agreement provided that such number of months will not be deemed to be less than six months.

On December 20, 2005, we entered into an executive employment agreement with James W. Benson pursuant to which Mr. Benson is employed as our chairman and chief technology officer. The agreement supersedes all prior employment agreements between us and Mr. Benson. The agreement has an initial term of two years, and will be automatically renewed for a third year unless either we or Mr. Benson provides written notice of an intent not to renew. Under the agreement, Mr. Benson is entitled to receive: (1) a base salary of $14,000 per month, subject to adjustment up to $17,000 per month upon the happening of certain events or by the sixteenth month of service; (2) performance-based cash bonuses based on the achievement of specific goals set forth in the agreement (including a bonus of $22,500 upon the completion of the merger with Starsys); and, (3) a fully-vested option to purchase up to 950,000 shares of our common stock under the terms and conditions of a non-plan stock option agreement between us and Mr. Benson. The option has an exercise price equal to$1.40 per share, which was the closing sale price reported on the OTCBB on the date of grant, and will expire five years after the date of grant. Some of the shares subject to the options are subject to sale restrictions that expire upon the achievement of certain specific milestones or four years from the date of grant, whichever comes first. Subject to certain limitations, the option may be exercised by means of a net exercise provision by surrendering shares with a fair market value equal to the exercise price upon exercise. We will pay severance to Mr. Benson if his employment is terminated by us without cause or by Mr. Benson for good reason. The severance payment is equal to: (1) if Mr. Benson's employment is terminated by us without cause, his then-current base salary per month multiplied by the greater of (A) 12 months or (B) the number of months remaining in the term of the agreement (prorated with respect to any partial month); or (2) if Mr. Benson's employment is terminated by Mr. Benson for good reason, his then-current base salary per month multiplied by the lesser of (A) 12 months or (B) the number of months remaining in the term of the agreement provided that such number of months will not be deemed to be less than six months. On December 20, 2005, Mr. Benson also received an option to purchase up to 150,000 shares of our common stock in connection with his services as our chairman pursuant to the terms of a separate non-plan stock option agreement between Mr. Benson and us. The option has an exercise price equal to $1.40 per share, which was the closing sale price reported on the OTCBB on the date of grant, and will expire five years after the date of grant. Some of the shares subject to the option are subject to sale restrictions that expire upon the achievement of certain specific milestones or four years from the date of grant, whichever comes first. Subject to certain limitations, the option may be exercised by means of a net exercise provision by surrendering shares with a fair market value of the exercise price upon exercise.

Employee Benefits

Under our 1999 Incentive Employee Stock Option Plan, the Board of Directors had the ability to grant our employees, directors and affiliates Incentive Stock Options, non-statutory stock options and other forms of stock-based compensation, including bonuses or stock purchase rights. Incentive Stock Options, which provide for preferential tax treatment, are only available to employees, including officers and affiliates, and may not be issued to non-employee directors. The exercise price of the Incentive Stock Options must be 100% of the fair market value of the stock (110% for stockholders holding 10% or more of our outstanding voting stock) on the date the option is granted. Pursuant to our plan, the exercise price for the non-statutory stock options may not be less than 85% of the fair market value of the stock on the date the option is granted. We are required to reserve an amount of common shares equal to the number of shares which may be purchased as a result of awards made under the Plan at any time.

In 2000, we amended this Plan, increasing the number of shares eligible for issuance under the Plan to 30% of the then outstanding common stock and allowing the Board of Directors to make annual adjustments to the Plan to maintain a 30% ratio to outstanding common stock at each annual meeting of the Board of Directors. The Board, at its annual meetings in 2001 and 2002, made no adjustment, as a determination was made that the number of shares then available under the Plan was sufficient to meet the Company's then current needs.

    All shares issuable under the 1999 Incentive Stock Option Plan have been issued or are in reserve subject to outstanding awards under the plan. The plan is, therefore, no longer in use except as necessary for the exercise of those outstanding options.

The 2004 Equity Incentive Plan authorized and reserved for issuance under the Plan 2,000,000 shares of our common stock. The 2004 Equity Incentive Plan is an important part of our total compensation program because competitive benefit programs are a critical component of our efforts to attract and retain qualified employees, directors and consultants. Options granted under the plan may be Incentive Stock Options or non-statutory stock options, as determined by the Board of Directors or a committee appointed by the Board of Directors at the time of grant. Limited rights and stock awards may also be granted under the Plan. As of December 31, 2005, 8,184,698 shares were authorized for issuance under the 1999 Stock Option Plan and the 2004 Equity Incentive Plan, 5,447,560 of which are currently subject to outstanding options and awards and options on 1,279,035 shares were exercised through 2005. During 2005, we issued non-statutory options to purchase 629,000 shares to our independent directors for attendance at our 2005 and 2006 Board of Directors meetings.

In addition to the 1999 Stock Option Plan and the 2004 Equity Incentive Plan, our 1999 Employee Stock Purchase Plan authorizes our Board of Directors to make offerings of our common stock to our employees. The 1999 Employee Stock Purchase Plan has been instituted and the first employees enrolled in the plan in August 2003. The first shares of common stock were issued under the Plan in February 2004 and every six-month anniversary thereafter. The 1999 Employee Stock Purchase Plan was scheduled to expire in June 2005; however, the Board authorized a one-year extension of the plan at their meeting in November 2004, while the Compensation Committee reviewed the value of the plan to employees and the desire for its continuance. In March 2005, the Board authorized an additional extension of the plan to June 30, 2010.

We also offer a variety of health, dental, vision, 401(k) and life insurance benefits to our employees in conjunction with our co-employment partner, Administaff.

Equity Compensation Plan Information

The following table reflects information as of December 31, 2005.

	(a)	(b)	(c)

Plan category	Number of securities	Weighted-average	Number of securities
	to be issued upon	exercise price of	remaining available for
	exercise of outstanding	outstanding	future issuance under
	options, warrants, and	options, warrants	equity compensation plans
	rights	and rights	(excluding securities
			reflected in column (a))
Equity	5,447,560	$1.19	1,458,103
compensation plans
approved by
security holders
Equity	4,900,000	$1.36	-
compensation plans
not approved by
security holders
Total	10,347,560	$1.27	1,458,103

The options granted to our executives, under the equity compensation plans and individual compensation arrangements not approved by security holders, are fully vested and exercisable on the date of grant, have an exercise price of $1.00 to $1.40 per share, which was the closing sale price, reported on the OTCBB on the date of grant, and will expire five to ten years after the date of grant. In fact, 4,400,000 of the 4,900,000 outstanding non-plan options were issued on December 20, 2005 to three of our senior executives, Messrs. Sirangelo, Benson and Slansky while Mr. Benson still holds 500,000 non-plan options granted to him in 2001. Some of the non-plan option shares are subject to sale restrictions that expire upon the achievement of certain milestones or four years from the date of grant, whichever comes first. Subject to certain limitations, these non-plan options may be exercised by means of a net exercise provision by surrendering shares with a fair market value equal to the exercise price upon exercise.

Certain Relationships And Related Transactions

James W. Benson, our chairman of the Board of Directors and Chief Technology Officer, and Susan Benson, a Director who is not seeking re-election, are married but separated. Mr. Benson has personally guaranteed the building lease on our facility and has pledged his home in Poway, California as collateral for the guarantee.

Mark N. Sirangelo, our chief executive officer, vice chairman and a director, was a member of QS Advisors, LLC, and also a member of The QuanStar Group LLC, business advisors to SpaceDev. SpaceDev and QS Advisors entered into an agreement on July 2, 2004, which QS Advisors was paid a monthly fee of $5,000; these monthly fees terminated upon the December 2005 commencement of Mr. Sirangelo's employment with us. In addition, under the agreement, upon the consummation of the January 2006 merger with Starsys, QS Advisors received $200,000 cash and 250,000 shares of our common stock. This agreement terminated upon consummation of Mr. Sirangelo's employment with us. Mr. Sirangelo is a member of the Board of Directors of Adam Aircraft. Adam Aircraft is a potential partner on one or more business relationships with us.

On January 31, 2006, we completed the acquisition of Starsys Research Corporation pursuant to an agreement and plan of merger and reorganization, which we refer to as the merger agreement, with Starsys Research Corporation, Scott Tibbitts, its largest shareholder, and Scott Tibbitts, as shareholder agent for the other shareholders of Starsys. The merger agreement was dated October 24, 2005 and amended on December 7, 2005 and January 31, 2006. Pursuant to the merger agreement, Starsys merged with and into a newly-created, wholly-owned subsidiary of our company. Immediately after the merger, the subsidiary was renamed Starsys, Inc.

Starsys shareholders received approximately $411,000 in cash and 3.8 million shares of our common stock at the consummation of the merger. We also paid approximately $705,000 in Starsys transaction expenses connected to the merger.

Following the merger, the pre-merger Starsys shareholders may also be entitled to receive additional performance consideration, based on the achievement by the Starsys business of specific financial performance criteria, eg; revenue targets and EBITDA, for fiscal years 2005, 2006 and 2007. This consideration was originally to consist of up to an aggregate of $1,050,000 in cash and shares of our common stock valued at up to $18 million, subject to reduction for some merger related expenses and to escrow arrangements, as follows:

•
For the fiscal year ended December 31, 2005, up to $350,000 in cash and up to an aggregate number of shares of our common stock equal to (A) up to $3 million divided by (B) the volume weighted average price of our common stock for the twenty trading days preceding the date of the audit opinion for Starsys’ fiscal year ended December 31, 2005, but not less than $2.00 per share. This portion of the additional performance consideration was not earned;

•
For the fiscal year ended December 31, 2006, up to $350,000 in cash and up to an aggregate number of shares of our common stock equal to (A) up to $7.5 million divided by (B) the volume weighted average price of our common stock for the twenty trading days preceding the date of the audit opinion for Starsys’ fiscal year ended December 31, 2006, but not less than $2.50 per share; and

•
For the fiscal year ended December 31, 2007, up to $350,000 in cash and up to an aggregate number of shares of our common stock equal to (A) up to $7.5 million divided by (B) the volume weighted average price of our common stock for the twenty trading days preceding the date of the audit opinion for Starsys’ fiscal year ended December 31, 2007, but not less than $3.00 per share.

Starsys shareholders will be entitled to receive the maximum amount of performance consideration for a particular fiscal year if we breach specified covenants of the merger agreement and are unable to cure the breach within applicable the cure period set forth in the merger agreement.

Approximately one-half of the shares issued to Starsys shareholders at the closing have been placed in escrow to satisfy indemnification obligations of Starsys shareholders under the merger agreement and to pay reasonable expenses of the shareholder agent. The indemnification escrow will generally last until ten days following the date of audited financial statements prepared for the Starsys business for the fiscal year ending 2006 (approximately April 2007). In addition, 1% of any shares of SpaceDev common stock payable as performance consideration will be paid as transaction expenses to Robert Vacek, who became our president, Starsys, Inc., after the merger and who was the president of Starsys Research Corporation prior to the merger.

 Scott Tibbitts, who became our managing director and a director of our board of directors after the merger, and Robert Vacek, who became our president, Starsys, Inc., a division of SpaceDev, Inc., after the merger, were both shareholders, directors and/or officers of Starsys Research Corporation prior to the merger and received merger consideration as part of the merger. Due to their Starsys holdings, Mr. Tibbitts was entitled to 44.54% of the merger consideration and Mr. Vacek was entitled to 1.04% of the merger consideration. Also in conjunction with the merger, we paid off in full the remaining principal and interest of all subordinated loans extended to Starsys by four of its shareholders, which aggregated approximately $944,000. The notes evidencing the loans were terminated upon receipt of payment in full by the individual Starsys shareholders.

On January 31, 2006, we entered into an escrow agreement with Zions First National Bank, N.A., as escrow agent, and Scott Tibbitts, as shareholder agent for the pre-merger shareholders of Starsys. Mr. Tibbitts became our managing director and a director of our board of directors upon consummation of the merger. The shareholder agent is the exclusive representative and agent of the pre-merger Starsys shareholders under the merger agreement and the escrow agreement and, as such, is responsible for the following:

•
Acting with respect to claims made or potentially made against, or any other action to be taken by or on behalf of, any shareholders pursuant to the merger agreement or the escrow agreement or otherwise in connection with the merger, including with respect to any indemnification claims, performance consideration calculations, breaches of representations, warranties or covenants and any other matters;

•	Providing and receiving notices and communications from and to us, the escrow agent, Starsys shareholders or other persons;

•	Negotiating, arbitrating and settling indemnification claims;

•	Satisfying indemnity claims from us and related persons described in the merger agreement from the escrow account; and

•	Agreeing to amendments and waivers of the merger agreement and escrow agreement.

The shareholder agent is not compensated for his services. At the closing of the merger, on behalf of the pre-merger Starsys shareholders, we transferred 69,754 shares of our common stock from the escrow account to a separate escrow account, which separate escrow account we refer to as the expense fund. The escrow agent will maintain the expense fund solely for the purpose of paying the out-of-pocket fees and expenses, including independent accounting firm fees and attorneys’ fees, reasonably incurred by the shareholder agent in connection with performing and exercising his duties under the merger agreement and escrow agreement. The shares held in the expense fund may not be sold or otherwise transferred until October 28, 2006. The expense fund will be terminated after the escrow period has lapsed and the final determination of the performance consideration (if any) for the final performance period. Upon termination any remaining assets will be transferred to the escrow account for release and distribution in accordance with its terms.

Under the escrow agreement, the shareholder agent may resign at any time by written notice to us and the escrow agent, and the shareholder agent may be removed at any time by written notice signed by pre-merger Starsys shareholders holding not less than a majority of the shares of Starsys common stock outstanding immediately preceding the merger. The pre-merger Starsys shareholders will be responsible for appointing a successor shareholder agent by act of pre-merger Starsys shareholders holding not less than a majority of the shares of Starsys outstanding immediately preceding the merger. To qualify, the successor shareholder agent must be Mr. Tibbitts, a pre- or post-merger director or officer of Starsys, or reasonably acceptable to us. If the shareholders fail to appoint a successor shareholder agent within ten days of the resignation or removal of the shareholder agent, we may petition a proper court to appoint a successor. Any successor shareholder agent under the escrow agreement will automatically, without any further act or notice, become the successor shareholder agent for all purposes of the merger agreement.

In connection with the acquisition of Starsys, we entered into a non-competition agreement with Scott Tibbitts, a director and executive officer, pursuant to which Mr. Tibbitts has agreed not to be employed by or have any interest in an entity that engages in a similar business to Starsys related to the aerospace industry for three years, shall not solicit any business from any of our past or present customers, not solicit or encourage any of our employee to leave or reduce his or her employment, not to encourage a consultant under contract with us to cease or diminish his or her work with us, not to use our intellectual property other than for the benefit of us and not to make any negative or disparaging statements regarding us to any third party. Mr. Tibbitts will receive $100,000 annually each year he abides by the covenant not to compete.

In connection with the consummation of the acquisition of Starsys, we entered into standstill and lock-up agreements with pre-merger shareholders of Starsys, including Messrs. Tibbitts and Vacek, who may have been entitled to receive more than 50,000 aggregate shares at the closing of the merger and as performance consideration for the first performance period pursuant to the merger. We refer to these pre-merger Starsys shareholders as the locked-up shareholders. The standstill and lock-up agreement prevents the locked-up shareholders from selling or otherwise transferring the shares of our common stock received at the closing of the merger, or to transfer an economic interest in these shares, for a period of 270 days after the closing, except for some exempt transactions. In addition, for a period of three years after the closing, the standstill and lock-up agreements restrict the locked-up shareholders from attempting to obtain control of our company, including by prohibiting those shareholders from soliciting other shareholders and from acquiring beneficial ownership of any shares of our common stock if, after the acquisition, the shareholder would beneficially own more than 5% of the outstanding shares of our common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review on the Forms 3, 4, and 5 furnished to us with respect to our most recent fiscal year, each of the Directors and/or Executive Officers timely filed his or her initial Form 3 and each Form 4 and 5 under Section 16(a) of the Securities Exchange Act of 1934 during 2005 with the following exceptions: James W. Benson did not timely file a Form 4 transaction on April 17, 2005, May 31, 2005, and December 23, 2005; and Susan C. Benson did not timely file a Form 4 transaction on May 31, 2005.

Required Vote

At the Annual Meeting, nine directors are to be elected, by plurality vote. We ask that you sign and return the enclosed proxy cart to give the named proxy holders the right to vote for the nine nominees identified in this Proxy Statement. If you elect to withhold authority for any individual nominee or nominees, you may do so by making an "X" in the box marked "VOTE FOR NOMINEE(S) NOT LINED OUT," and by striking a line through the nominees' name or names on the proxy card that you do not vote for.

Each of the nominees for director has agreed to serve as a director of the Company until his replacement is elected. If any unforeseen event prevents one or more of the nominees from serving as a director, your votes will be cast for the election of a substitute or substitutes selected by the Board. In no event, however, can the Proxies be voted for a greater number of persons than the number of nominees named. Unless otherwise instructed, the proxy holders will vote for the election of each nominee to serve as a director of the Company.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS OF THE COMPANY.

PROPOSAL 2

RATIFICATION OF SELECTION OF REGISTERED
INDEPENDENT PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected PKF, Certified Public Accountants A Professional Corporation, ("PKF"), who was our auditing firm for the fiscal years ended December 31, 2003, 2004, and 2005, as our registered independent public accounting firm for the fiscal year ending December 31, 2006. This selection is being submitted to the stockholders for ratification at the Annual Meeting. A representative of PKF is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he wishes to do so, and will be available to respond to appropriate questions.

Stockholders are not required to ratify the selection of PKF, as our registered independent public accounting firm. However, we are submitting the selection of PKF to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the selection, our Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different registered independent public accounting firm at any time if it determines that such a change would be in our and our stockholders' best interests.

Audit Fees

The following are the fees billed us by PKF for services rendered during 2005 and 2004:

	2005	2004
Audit Fees	$46,380	$44,000
Audit Related Fees	$-	$-
Tax Fees	$7,500	$7,800
All Other Fees	$3,196	$28,522
Total	$57,076	$80,322

Audit Fees consist of the aggregate fees billed for professional services rendered for the audit of our annual financial statements and the reviews of the financial statements included in our Forms 10-QSB and for any other services that are normally provided by PKF in connection with our statutory and regulatory filings or engagements.

Tax Fees consist of the aggregate fees billed for professional services rendered for tax compliance, tax advice and tax planning. Included in such Tax Fees were fees for preparation of our tax returns and consultancy and advice on other tax planning matters.

All Other Fees consist of the aggregate fees billed for products and services provided by PKF and not otherwise included in Audit Fees, Audit Related Fees or Tax Fees. Included in such Other Fees were fees for services rendered by PKF in connection with our private and public offerings conducted during such periods.

Our Audit Committee has considered whether the provision of the non-audit services described above is compatible with maintaining PKF's independence and determined that such services are appropriate.

Before the auditors are engaged to provide us audit or non-audit services, such engagement is approved by the Audit Committee of our Board of Directors.

The affirmative vote of the holders of a majority of the stock represented and voting at the meeting will be required to ratify the selection of PKF.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY SELECTION OF THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.

 OTHER MATTERS

We do not intend to present any business at the meeting not mentioned in this Proxy Statement, and currently know of no other business to be presented. If any other matters are brought before the meeting, the appointed proxy holders will vote on all such matters in accordance with their judgment of the best interests of the Company.

AUDIT COMMITTEE REPORT

Following is the report of the Audit Committee with respect to the Company's audited consolidated financial statements for the fiscal year ended December 31, 2005, which include the consolidated balance sheets of the Company as of December 31, 2005 and 2004 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the fiscal years ended December 31, 2005 and 2004, and the notes thereto.

The primary responsibility of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities related to corporate accounting, financial reporting practices, and the quality and integrity of the Company's financial reports. In that respect, the Audit Committee has reviewed and discussed the audited financial statements and the footnotes thereto with management and the independent auditors. The Audit Committee has not been apprised of any misstatements or omissions in the financial statements. In addition, the Audit Committee discussed with the independent auditors the matters required to be discussed by Statement of Auditing Standard No. 61, Communication with Audit Committees, including, among other items, matters related to the conduct of the audit of the Company's financial statements. Management has the primary responsibility for the Company's financial statements and internal control over financial reporting, as well as disclosure controls and procedures.

The Audit Committee has received from the independent accountants, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee, (i) a written disclosure, indicating all relationships, if any, between the independent auditor and its related entities and the Company and its related entities which, in the auditor's professional judgment, reasonably may be thought to bear on the auditor's independence, and (ii) a letter from the independent auditor confirming that, in its professional judgment, it is independent of the Company; and the Audit Committee has discussed with the auditor the auditor's independence from the Company.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2005.

Submitted by the Audit Committee of the Company's Board of Directors:

Curt Dean Blake
Scott McClendon
Wesley T. Huntress

STOCKHOLDER PROPOSALS AND NOMINATIONS

Proposals which are intended to be presented by any stockholder at our next Annual Meeting of Stockholders must be received by us no later than March 13, 2007 in order to be considered for inclusion in our proxy statement and form of proxy card relating to that meeting. Stockholders who wish to make a recommendation for a nominee to be elected as a director at our 2007 Annual Meeting of Stockholders must submit their recommendation by May 27, 2007 to allow for meaningful consideration and evaluation of the nominees by the Nominating and Corporate Governance Committee. Such proposals, or nominee recommendations, should be mailed to Richard B. Slansky, Corporate Secretary, SpaceDev, Inc., 13855 Stowe Drive, Poway, CA 92064.

/s/ Richard B. Slansky,
Corporate Secretary

Dated: July 10, 2006

PROXY                                                                                    PROXY

SPACEDEV, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 10, 2006

The undersigned hereby appoints Mark N. Sirangelo and Richard B. Slansky, Chief Executive Officer and Corporate Secretary, respectively, or either of them, as attorneys and Proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of SpaceDev, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 13855 Stowe Drive, Poway, California 92064 on August 10, 2006 at 9:00 A.M. PDT and at any and all continuations and adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, on the following matters, in accordance with the following instructions, and on all matters that may properly come before the meeting. With respect to any matter not known to the Company as of August 10, 2006, such proxies are authorized to vote in their discretion.

UNLESS A CONTRARY DIRECTION IS INDICATED, THE PROXYHOLDERS WILL (IF THIS PROXY CARD IS SIGNED AND RETURNED) VOTE FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THE PROXYHOLDERS WILL (IF THIS PROXY CARD IS SIGNED AND RETURNED) VOTE IN ACCORDANCE THEREWITH.

YOUR VOTE IS IMPORTANT. THEREFORE, YOU ARE URGED TO COMPLETE,
SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD
IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on the other side)

SPACEDEV, INC.

PLEASE MARK VOTE IN THE FOLLOWING MANNER USING DARK INK ONLY.
☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES
FOR DIRECTOR AND FOR PROPOSAL 2.

1.	To elect nine directors to hold office until the 2007 Annual Meeting of Stockholders and until their successors are elected.

FOR	WITHHELD	VOTE FOR NOMINEE(S) NOT LINED OUT
☐	☐	☐ Strike a line through the nominee(s) name or names below that you do not vote for

NOMINEES: Mark N. Sirangelo, James W. Benson, Richard B. Slansky, Curt Dean Blake, Gen. Howell M. Estes, III, Wesley T. Huntress, Scott McClendon, Robert S. Walker, and Scott Tibbitts.

2.	To ratify the appointment of PKF, Certified Public Accountants A Professional Corporation, as the Company's registered independent public accounting firm for the fiscal year ending December 31, 2006.
FOR	AGAINST	ABSTAIN
☐	☐	☐

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